Exhibit 99.1
China Chunlai Education Group to acquire Dublin Business School from Kaplan
August 5, 2026 – China Chunlai Education Group Co., Ltd. (China Chunlai), a leading private higher education group in China, has agreed to acquire Dublin Business School (DBS), Ireland’s leading independent third-level higher education institution, from Kaplan, the global education company.
China Chunlai today filed the Transaction Announcement with the Hong Kong Exchanges and Clearing Limited (HKEX). The value of the acquisition is US$127,500,000.
The transaction remains subject to the satisfaction of the agreed completion conditions, and is expected to complete once these are met.
Junyu Hou, Executive Director, China Chunlai, said:
“DBS represents an important long-term investment for China Chunlai – a platform for future growth, innovation and international collaboration. This acquisition reflects our recognition of DBS’s strong reputation, academic quality, and long history of successfully delivering career-focused education.”
Andy Rosen, Chief Executive Officer, Kaplan, Inc. said:
“China Chunlai is a leading provider of private higher education with deep experience supporting students and institutions through periods of growth. We believe they will be a strong long-term steward for DBS, one that will build on its outstanding reputation and academic quality. This is a positive step for DBS's students and staff, for China Chunlai, and for Kaplan and our shareholders."
Tim Bicknell, President, DBS, said: “Kaplan has built DBS into a global institution, known for its high academic standards and supportive student-focused culture. We're excited about this next chapter alongside China Chunlai. Together, we will build on these strong foundations, enhancing academic excellence and creating even greater opportunities for our students, staff and wider academic community through the outstanding experience they have come to expect from DBS.”
About China Chunlai
China Chunlai Education Group Co., Ltd. (Stock Code: 1969.HK, together with its subsidiaries and consolidated affiliated entities, collectively the "Group") is a leading provider of private higher education in China. In September 2018, China Chunlai was listed on the Main Board of the Hong Kong Stock Exchange. Since its establishment in 2004, driven by robust growth in student enrollment and rising demand for higher education, the Group has grown to operate four colleges in Henan Province, two colleges in Hubei Province, and one college in Jiangsu Province. The Colleges are all nationwide well-known for focusing on the goal of application-oriented talent training, with a strong emphasis on industry-education integration and school-enterprise collaboration.
As of the latest reporting period-end (28 February 2026), total enrolment across its colleges reached 116,784 students, and the Group posted revenue of RMB956.3 million for the six-month period. It successfully maintained multiple-digit growth for the last eight fiscal years, reflecting robust financial and operational performance. Learn more at https://www.chunlaiedu.com/.
About Kaplan
DBS is part of Kaplan, a global education company that helps individuals and institutions advance their goals in an ever-changing world. The broad portfolio of solutions helps students and professionals further their education and careers, universities and educational institutions attract and support students, and businesses maximize employee recruitment, retention, and development. Stanley Kaplan founded the company in 1938 with a mission to expand educational opportunities for students of all backgrounds. Today, Kaplan has thousands of employees working in 40 countries/regions, continuing Stanley’s mission as they serve about 1.2 million students and professionals, 16,000 corporate clients, and 2,700 schools, school districts, colleges, and universities worldwide. Kaplan is a subsidiary of Graham Holdings Company (NYSE: GHC). Learn more at kaplan.com.

About Dublin Business School
Dublin Business School (DBS) is Ireland’s leading independent third-level institution, serving approximately 9,000 students every year. Located in the heart of Dublin with city centre campuses, DBS provides a comprehensive range of full and part time Undergraduate, Postgraduate, Evening Degree, Professional Diploma, Professional Accountancy and Executive Education programmes. Established in 1975, DBS fosters an inclusive learning environment that supports personal, academic, and professional development through innovative teaching, strong employer engagement, and a commitment to student success.
Over the last 51 years, DBS has created a unique learning environment with a diverse student body from over 80 countries, and has established partnerships with over 100 International Colleges and Universities in Europe, the US and Asia. DBS offers programmes in a wide range of subject areas including Business, Management, Leadership, Law, Accounting, Finance, Marketing, Digital Marketing, Sustainability, Computing and Psychology.

Contact details for press release:
China Chunlai
Celia Bu, IR@chunlaiedu.com
Kaplan:
Elizabeth Hess, elizabeth.hess@kaplan.com
DBS:
Tim Kinsella, tim@mkc.ie